UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 7, 2005.

Hardinge Inc.

(Exact name of Registrant as specified in its charter)

New York	000-15760	16-0470200
(State or other jurisdiction of incorporation or organization)	Commission file number	(I.R.S. Employer Identification No.)

One Hardinge Drive Elmira, NY 14902

(Address of principal executive offices)  (Zip code)

(607) 734-2281

(Registrant’s telephone number including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

See description below in Item 5.02 regarding the Hardinge Inc. (the “Company”) Employment Agreement with Charles R. Trego, Jr.

Item 5.02               Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On October 10, 2005, Hardinge Inc. (the “Company) announced that, effective October 31, 2005, Charles R. Trego, Jr., CPA, was appointed as the Company’s new Senior Vice President and Chief Financial Officer.

Mr. Trego has more than 25 years of experience in accounting, internal controls and taxation.  He most recently served as Chief Financial Officer and Treasurer of Latham International, a privately held manufacturer.  During his tenure with Latham he defined and led development and integration of financial, planning, procurement and administrative functions across five business units and helped coordinate the acquisition of two businesses and sale of one business.  He also actively participated on the recapitalization of the company with debt and equity to fund growth.  Before joining Latham, Mr. Trego served from 1989 to 2003 as Chief Financial Officer of Rich Products Corporation, a privately held, large multi-national consumer products business that manufacturers and markets food products.  At various times he also served as Rich Products’ Executive Vice President and Senior Vice President in addition to the Chief Financial Officer position.  Prior to his time at Rich Products, Mr. Trego held financial positions at a number of other companies and was a senior auditor at Ernst & Whinney.  Mr. Trego is a Certified Public Accountant and received a B.S. and M.B.A. from the University of Dayton.

During the last two years, there were no transactions to which the Company was or is to be a party, in which Mr. Trego had or is to have a direct or indirect material interest.

The Company and Mr. Trego entered into an Employment Agreement (“Agreement”) dated as of October 31, 2005, a copy of which is included as Exhibit 10.1 to this report and incorporated herein by reference.  This Agreement provides that Mr. Trego’s employment commences on October 31, 2005 and during employment he will devote substantially all of his business time and efforts to the Company’s business.  The original term of employment is for two (2) years with automatic one (1) year extensions unless either party gives prior sixty (60) day notice.  The Agreement provides that Mr. Trego will initially receive a fixed base salary at the annual rate of $231,600, subject to annual review by the Company’s Board of Directors.  Commencing in 2006, Mr. Trego may also be entitled to receive incentive compensation but in any event his 2006 bonus shall be not less than $46,320.

The Agreement provides, prior to an event of change in control, for termination by the Company without cause as defined or by Mr. Trego for good reason as defined, in either of which events Mr. Trego will be entitled to compensation for the greater of six (6) months or the remainder of his employment term.  Following a change in control, if Mr. Trego’s employment is terminated by the Company without cause or at any time he terminates employment for good reason as defined, or Mr. Trego resigns for any reason following six (6) months from the date of change in control, Mr. Trego will be entitled to a lump sum payment equal to 1.5 times the sum of base salary and average bonus over the prior three (3) years and further in such events, is entitled to participate in Company benefit welfare plans for a period of three (3) years.  In the event of Mr. Trego’s termination of employment by reason of death, disability, retirement or termination by the Company for cause, Mr. Trego shall be entitled to base salary and benefits through the date of termination of employment.  The Agreement also contains covenants (a) restricting Mr. Trego’s engaging in competing employment during the term of his employment and continuing for one (1) year thereafter if termination occurs prior to a change in control, (b) prohibiting him from disclosure of confidential information regarding the Company, and (c) confirming that all intellectual property developed by him and relating to the Company’s business constitutes the Company’s sole and exclusive property.

Item 9.01.              Financial Statements and Exhibits

(c)           Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, effective October 31, 2005, between Hardinge Inc. and Charles R. Trego, Jr.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

HARDINGE INC.

October 12, 2005	By:	/s/ J. Patrick Ervin
Date	J. Patrick Ervin
Chairman, President and CEO